Exhibit 99.2

VOXX 2017 Q3 Results Conference call
January 10, 2017

C: Glenn Wiener; VOXX International; Investor Relations
C: Pat Lavelle; VOXX International; President, CEO
C: Michael Stoehr; VOXX International; SVP, CFO

P: James Medvedeff; Cowen; Analyst

Presentation
Operator: Good day, ladies and gentlemen. Welcome to the VOXX fiscal 2017 third quarter results conference call.

(Operator Instructions)

As a reminder, today’s conference call is being recorded.
I would now like to turn the conference over to Glenn Wiener, Investor Relations. Please go ahead.

Glenn Wiener: Thank you, Candice. Good morning, everyone. Yesterday after market closed, we issued our fiscal 2017 third quarter results over PRNewswire, and we filed our Form 10-Q with the Securities and Exchange Commission. Both documents can be found in the investor relations section of our website at www.voxxintl.com.

Additionally, we issued a number of press announcements from last week’s Consumer Electronics Show, and there are number of releases which were not issued over the wire. So, whenever you have some time, you can view each of the releases on our website under the VOXX in the “media” tab on our homepage. You can also see news issued by Klipsch on their website at www.klipsch.com.

Today’s call is being webcast on our website and a replay will be available for those who are unable to make today’s call. Speaking for management this morning will be Pat Lavelle, president and chief executive officer; and Michael Stoehr, senior vice president and our chief financial officer. Following their prepared remarks, we’ll have a Q&A session for those investors wishing to ask questions.

Now, before I turn the call over to Pat, I would like to remind everyone that except for historical information contained herein, statements made on today’s call and webcast that would constitute forward-looking statements are based on currently available information. The company assumes no responsibility to update any such forward-looking statements and risk factors associated with our business are detailed in our Form 10-K for the period ended February 29, 2016.

We had a great week in Vegas, lot of excitement over the products.

And without further adieu, I would like to now turn the call over to Pat.

Pat Lavelle: Thank you, Glenn. Good morning, everyone. Let me start off by wishing you all a healthy and happy New Year. As you know, last week we were in Las Vegas for the 50th anniversary of the Consumer Electronics Show; where VOXX International and one other company, Panasonic, were recognized for being the only two companies that exhibited in 1967 and every year since. We had a high level of activity at our booth demonstrating new products and I will touch on some of the highlights, but you can get full details from the releases on our website.

Operationally, we are performing better in fiscal 2017 with premium audio driving a good deal of our financial improvements. For the fiscal third quarter comparisons, we reported improvements in net sales, gross margins, operating expenses and operating income. Net sales were up 3.3%, gross margins were up 30 basis points and operating expenses declined by 2.6%. This resulted in operating income of $7.3 million, more than doubling what we reported in Q3 of last year.

Through the first nine months of the fiscal year, net sales were up roughly 0.5%, gross margins are again up 30 basis points and operating expenses were reduced by 1%. Note; this includes approximately $8.7 million of higher expenses associated with EyeLock when comparing the fiscal years. In total, we’re operating at just about breakeven or a loss of $600,000, whereas last year we reported an operating loss of $4.1 million.

As far as the segments go, fiscal 2017 remains a transition year for automotive. As I indicated on previous calls, sales will be flat to down for this segment. In our OE business, there are two primary causes. First, we are in the middle of a production cycle for rear-seat entertainment. And second; one of our larger digital tuner customers indicated that they would miss their targets for the year, impacting our volume.

At retail, warmer weather in the beginning of the year hampered remote start sales. We continue to see gradual declines in aftermarket satellite radio sales. And we did not anniversary our Jensen Mobile sales since we licensed all Jensen Mobile inventory in fiscal 2016.

As a result, automotive sales were down 2.4% for the comparable third quarters and 5.7% for the nine-month period. Margins, however, were up at 30% versus 29.2% in Q3 of last year.

Within our OEM group, we won an additional $16 million in new awards. And over the past year or so, we have won awards for approximately $400 million with most contracts stretching over a 3 to 5-year span. With many starting in fiscal 2018 and 2019, this bodes well for our OEM sales over the coming years. These most recent awards were from Daimler, Audi, Porsche, Renault and Skoda.

While our aftermarket business will be down for the reasons I have just mentioned, this business is a viable part of our overall automotive strategy. With the constant introduction of new technologies and the fact that it takes years to be widely adopted by OEMs, and couple this with our unmatched distribution channels in automotive retailers and car dealers, we have always been able to capitalize on early trends. And this year’s CES was the showcase of many of the new aftermarket solutions.

At CES, we were an innovation award winner for the Advent Blind Spot Detection System. This is the first aftermarket product that uses microwave-based detections with a 30-foot range. We are expanding our offerings in advanced driver safety with a new partnership with Gentex to market their full display mirrors and no limits enterprises for radar-related products.

Our next-generation digital streaming rear seat entertainment solutions were on display and will be made available in the aftermarket in the spring. And our CarLink 1-mile range remote starts continue to build on our strong leadership in this category.

As I said, with close to $400 million in new O.E. contracts over the past 12 to 15 months along with several new solutions we will introduce into the aftermarket, we are quite bullish on our automotive business looking ahead.

Although consumer accessories sales were down 6.2% in Q3, they are down by less than 1% through the first nine months. We had lower volumes across several categories such as cables, surge protectors, remotes and clock radios due mostly to changes in the technology. This was offset by higher wireless speaker sales and international sales, the latter being driven by the digital broadcasting platform upgrade in Europe. We still anticipate a slight uptick in sales for this group for the year and had strong interest in new products and partnerships, which were unveiled at CES.

Some of the highlights. Within our 808 Audio group, we introduced several new speakers. We have expanded our retail assortment with Wal-Mart by almost 30% and will expand in-store displays and increase marketing. Also in the 808 brand will be the Dual SIM, a high fidelity Bluetooth-enabled speaker and charging case, developed specifically for the iPhone 7 and launching in the spring.

New lines of Acoustic Research Bluetooth wireless speakers are already placed for spring sets in retailers such as Costco, Lowe’s, Bed Bath & Beyond, Dillards and more. In reception products, new torque and tenants now include TV tuners that should help us capitalize on the growing movement by consumers to get HDTV network programming for free and lower their cable costs.

Our Project Nursery baby monitors have moved us into new avenues of distribution. And we are now in retailers such as Toys“R”Us, Babies R Us, Buyuy Baby, Bed Bath & Beyond, Sears and a number of online retailers as well. The Project Nursery line is growing and this year’s products include a projector, baby suitors and the first ever wearable device for parents called SmartBand. SmartBand enables parents to track things like feedings, naps, medications and weight. It also has an app that can sync data directly to your pediatrician, O.B. or family and friends.

Building on our expansion into the fitness category, we introduced Freewavz. A smart wireless earphone that comes with fitness monitoring and tracking capabilities to measure oxygen saturation, a first in wearables, as well it will measure heart rates, calories burned, steps, speed and distance.

Within the camera category, we unveiled new products and applications. Our 360fly 4K action camera continues to gain traction. And last week at CES, we debut a new single lens 360-degree 4K camera, which will be introduced in the spring. It’s the latest innovation from 360fly; the new applications will be used in body cameras, in vehicle dash cameras and helmet cameras and we expect this will result in new distribution channels. This technology can be used in many applications and across multiple markets; retail, consumer, private security and law enforcement, which brings us to another CES unveiling.

We introduced our new streaming 4G body camera for law enforcement. Developed in partnership with S4 Worldwide and optimized for the Verizon network, which will also be available in late spring.

As for EyeLock, we introduced the NXT into one of the world’s largest banks and it’s scheduled to rollout to a few thousand locations. Our revenue from perimeter access controls is growing with many of the world’s top security integrators now offering EyeLock NXT as part of their regular assortment. We continue to work with many partners, who are looking to embed iris authentication into ATMs, copiers, computers, airport security solutions, automotive, hospital solutions, cell phones and more.

With the advancement in our stand-off distance, we lead the industry in fast, no touch and vastly more secure biometric authentication. Although it continues to run at a loss, we fully expect to capitalize on the many opportunities that we see with the acceptance and growth in biometrics.

Needless to say, there’s a lot happening in our consumer and electronics accessory group and the expansion into new categories and markets is fueling our optimism.

Moving to premium audio, as I have explained on a number of calls, fiscal 2016 was a transition year for this segment due to the rapid development of new technology that our Klipsch and Magnet engineering teams had to integrate into their product portfolio. That work has begun to pay off and premium audio was our best performer in Q3. We reported a 27% increase in sales and through nine months, sales are up almost 19% year-to-date.

We have experienced double-digit growth in the home theater and home audio traditional loudspeaker category. Soundbar sales are up over 190% and we continue to expand the line by bringing Dolby Atmos and all-in-one soundbar products to.

As well, our pro-installation segment has grown by double digits. Best Buy recently tested an in-store Klipsch branded audio space and they plan to triple the number of stores with the Klipsch displays on a go-forward basis. Similarly, we have branded store displays unique to each retail in Nebraska Furniture Mart, BrandsMart of Florida, hhgregg, and Dillards; all of which are helping to drive the double-digit growth.

At CES last week, we had on display an entire new assortment of Klipsch and Jamo products; new Bluetooth and wireless speakers, our new heritage line up under Klipsch and the landscape series under Jamo, new soundbars, headphones, new Atmos-enabled speakers and subwoofers.

We also announced an anniversary partnership with Capital Records, as we are both celebrating big anniversaries. For Klipsch, it is our 70th year in business and Capital Records, their 75th. In support of these, we have developed specialized addition products, which will be available at select retailers and promoted as such.

Looking ahead, we will continue to expand our high definition and audio leadership with next level products with a focus on H.D. wireless multi-channel audio platforms and multi-room streaming. With year-to-date sales up close to 20%, gross margins up slightly and our overhead down by 18%, we are significantly more profitable and now have several quarters of momentum within this group.

With less than two months to go to finish our fiscal year, I’m confident that we will deliver year-over-year growth, flat to better gross margins and lower overhead compared to last year. We are more optimistic about next fiscal year, given the strong performance within the premium audio group, our expected growth in automotive based on prior contract awards and our backlog, and new products and categories within the consumer accessory space.

I will now turn the call over to Michael to touch upon our balance sheet and then we will open it up for questions.

Michael Stoehr: Thanks, Pat. Good morning, everyone. I’ll make a few additional comments on our third quarter and year-to-date performance then focus my remarks on our balance sheet. We reported operating income of $7.3 million versus $3.6 million in quarter three of last year. Other income was $36,000 versus $5.5 million last year.

Note, the fiscal 2016 third quarter included $4.7 million associated with the gain on bargain purchases associated with our EyeLock acquisition. This resulted in net income of $3.9 million versus $6.1 million last year. For the nine months period, we reported an operating loss of approximately $600,000 versus an operating loss of $4.1 million in fiscal 2016, an improvement of approximately $3.5 million.

Total other expenses net declined by $6.3 million year-to-date, principally due to the bargain purchase gain I just discussed, and $1.3 million increase in other net, which relates to foreign currency gains and losses. Additionally, interest and bank charges increased by approximately $600,000 and equity of our equity investee, which is our ASA joint venture, increased by about $300,000.

While we had a net loss of $900,000 versus net income of approximately $1 million when factoring EyeLock, net income attributed to VOXX International was $4.5 million versus $2.7 million; an increase of $1.8 million. This resulted in earnings per share both basic and diluted for fiscal 2017 nine months period of $0.19 versus $0.11 in fiscal 2017.

EBITDA for the three months comparison was $15.3 million versus $16.8 million and on an adjusted basis, was $15.5 million versus $13.1 million. The adjustments were primarily related to the gain on the bargain purchase and the acquisition related costs in fiscal 2016 third quarter.

For the nine months comparisons, EBITDA was $22.1 million versus $19.8 million. Adjusted EBITDA was $22.7 million versus $22.8 million, essentially unchanged. Adjusted EBITDA incorporates two factors I have mentioned, in addition to $6.2 million associated with intangible asset impairment charges in fiscal 2016.

The effective tax rate for the three months and nine months periods for fiscal 2017, were an income tax provision of 46.8% and an income tax benefit of 19.4%, respectively. This compares to an income tax provision of 32.8% and 44.7% in the comparable three months and nine months period. The effective tax rate is higher than the statutory of 35% to the income tax provision resulting from the increased of deferred tax liabilities related to investment with intangibles.

Now for the balance sheet, our cash position as of November 30, 2016 was $5.7 million, compared to $11.8 million. Cash receivables net were $110.4 million, an increase of $23.4 million; while our accounts payable net was $71.8 million, up $16 million.

Our inventory position stood at $158.6 million, up $14.6 million and this is principally due to a higher inventory in support of product load-ins planned for the fourth quarter within our consumer accessories and premium audio segment.

Our total debt as of November 30, less our current portion of long-term debt and less debt issuance cost, stood at $105.3 million compared to $88.2 million as of February 29. This increase was in our domestic credit facility, not only to support working capital needs, but as we reported we paid down a $5.6 million mortgage of our Woodview Trace properties in Indianapolis. And, as Pat had mentioned, we are of funding the R&D build in our EyeLock acquisition.

You can find a break out of our debt position at footnote 15 of our 10-Q. Additionally, our excess availability under the borrowing base was $28.4 million. We are within our financial covenants and after working capital needed to support all of our operations.

This concludes my prepared remarks. At this time, I’ll turn it back to Pat.

Pat Lavelle: Okay, thank you, Mike. And we can open the call for questions now.

Q&A
Operator (Operator Instructions): James Medvedeff of Cowen.

James Medvedeff: Good quarter; nice to see the premium audio really on fire, great. So when we look into the fourth quarter, which is Christmas has come and gone, you should have some numbers back on how the holiday season went. With that in mind, can you talk a little bit about what those growth rates might look like at the segment level for the fourth quarter?

Pat Lavelle: Well, we end at the end of February that ends our fiscal. We have two months to go. Within each one of the groups and the segments, again, we expect to see strength within the premium audio group. The consumer accessories group, depending on some of the spring sets whether or not they fall into a February shipment or March shipment would affect sales for the year, but we anticipate some slight uptick in our consumer and accessory business. And we expect that we’ll probably be flat year-over-year when we look at our automotive business.

Again, those businesses are - especially the automotive business, some NRE payments, which are due according to milestones that we hit, would be impactful if they slid into the first quarter of next year from this year. But we anticipate that those milestones would be hit and the NRE will be paid on time.

James Medvedeff: So you did indicate in the press release that you expect year-over-year growth for the whole company in Q4, so I guess, we can work backwards from that. In the automotive segment - sorry, pardon me, one second. Okay, so in the automotive segment, can you breakout the about $90 million of sales? How much of that is OE and how much of it is aftermarket?

Pat Lavelle: I’d have to look exactly at the numbers right now, but we are running about 2/3rds of our business in OE.

James Medvedeff: And then when you talk about $400 million of contracts, so - just eyeballing it here, you have about roughly $350 million of sales, maybe little less. Then two thirds of that is OE. You have $400 million of new contracts. I guess what I’m getting at is some of this stuff also matures and goes away. So of the $400 million of new contracts, how much of that will be net of sunset?

Pat Lavelle: Well, the thing is most of the contracts that we have been reporting are either new wins or additional business over existing contracts. So that means if we won another contract that takes us out 3 or 4 years, we are basically looking at the upside to that new contract, not just the fact that we won additional business. When we look at our domestic business, most of the new awards are awards on new vehicles that we have not bid on in the past.

James Medvedeff: And if I am doing the math right; EyeLock, you said had about $8.7 million of operating expenses and operating loss of about $600,000, is that what you said?

Pat Lavelle: Well, the company has an operating loss of $600,000 and yes, there’s $8.7 million in expenses over at EyeLock.

James Medvedeff: Thanks for that clarification.

Pat Lavelle: That’s over and above where we were last year. Remember, we had the EyeLock for the second half of the year last year.

James Medvedeff: I understand completely. So if we have sort of - I just want to return to the growth rate question for a second. The first nine months you’ve grown about 0.5%. True, it’s good to see some growth. Would you think that Q4 would be an acceleration from that? And once that’s setup how should we think about - is that kind of a run-rate growth or can we accelerate from that next year?

Pat Lavelle: Well, the thing is that we’ve had some explosive growth within the premium audio space. I would hope that we continue at that rate, but I am a little bit more realistic than that. We believe the growth that we’re going to see looking into next year is going to be primarily within the automotive space; we have a number of new contracts.

We have number of new contracts coming out in the middle - not contracts, launch dates that are scheduled for the middle of the calendar year. And again, depending on those launch dates happening, we don’t - we’re not the only one that controls the launch date of particular vehicle. So as long as those launch dates occur at those times, we would expect to see some nice growth within the automotive space.

We also have full a year’s worth of sales in 4K cameras within the accessories group. We have new products that we introduced at the show that will be set for spring of this year, which will help grow the consumer and accessories base; although there are product categories that will be sunsetting over the next few years within that. So we’ll have to overcome that with new sales, but I expect to see growth in all three segments.

Operator (Operator Instructions): James Medvedeff of Cowen.

James Medvedeff: So just one follow-up here. On the Best Buy rollout, the Klipsch audio space; just curious as to how big that initial - you said it’s going to triple in terms of the number of stores that they put that in. I’m just curious, how big the initial rollout was and --

Pat Lavelle: We were in a few 100 stores last year with displays. So I would think that will be a sizable increase in the number of stores carrying our displays.

James Medvedeff: Are you able to track how much that particular platform was able to increase sales?

Pat Lavelle: Well, we know that the - let’s put it this way, most stores that have the displays are over-indexing any other store. By something --

James Medvedeff: By order of magnitude, a few percent or a lot?

Pat Lavelle: I couldn’t give you at this point.

Operator: Thank you. And I’m showing no further questions at this time. Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program and you may all disconnect. Have a great day, everyone.